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                                 July 26, 1999

                                                           (202) 639-7032

Board of Directors
Splitrock Services, Inc.
8665 New Trails Drive, #200
The Woodlands, Texas  77381

            Re:  Registration Statement on Form S-1 (No. 333-79909)
                 --------------------------------------------------

Gentlemen:

          We are acting as special counsel for Splitrock Services, Inc., a Delaware corporation (the "Company"), in connection with the underwritten public offering of up to 12,305,000 shares (the "Shares") of the Company's common stock, par value $.001 per share. The Shares are to be offered to the public pursuant to an underwriting agreement to be entered into among the Company, certain selling stockholders, and Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation and Prudential Securities Corporation, as representatives of the underwriters (the "Underwriting Agreement").

          In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, (iii) examined such certificates of public officials, officers or other representatives of the Company, and other persons, and such other documents, and (iv) reviewed such information from officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of this opinion.

          In all such examinations, we have assumed the legal capacity of all natural persons executing documents (other than the capacity of officers of the Company executing documents in such capacity), the genuineness of all signatures on original or certified copies, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company, and other persons.

          Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be offered by the Company and the selling stockholders, when issued, delivered and paid for in accordance with the terms of the

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Board of Directors
Splitrock Services, Inc.
July 26, 1999
Page 2

Underwriting Agreement as contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

          The opinions expressed herein are limited to the General Corporation Law of the State of Delaware. We assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                 FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



                                 By:   /s/ Andrew P. Varney
                                     -----------------------
                                         Andrew P. Varney